Exhibit 10.2

BROCADE COMMUNICATIONS SYSTEMS, INC.
2009 STOCK PLAN
RESTRICTED STOCK UNIT AGREEMENT
FOR
FY16 PERFORMANCE STOCK UNITS

NOTICE OF GRANT
[FIRST_NAME MIDDLE_NAME LAST_NAME]

You (“Grantee”) have been granted an award of market-based performance Restricted Stock Units under the Company’s 2009 Stock Plan (the “Plan”). The date of this Restricted Stock Unit Agreement (the “Agreement”) is the Grant Date defined below. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan or Appendix A, which are attached hereto and incorporated herein in their entirety. The principal features of this award are as follows:

Grant Date:	[_______] (the “Grant Date”)

Baseline Number of

Restricted Stock Units:	[_______] (the “Baseline Number of Restricted Stock Units”)

Maximum Number

of Restricted Stock Units:	[To be calculated as 150% of the Baseline Number of Restricted Stock Units] (the “Maximum Number of Restricted Stock Units”)

Performance Period:	November 1, 2015 through October 28, 2017 (subject to Section 4(c) of Appendix A) (the “Performance Period”).

Performance Matrix:
The number of Restricted Stock Units (“RSU”), if any, in which you may vest in accordance with the Vesting Schedule will depend upon the Company’s Stock Price Performance as compared to the NASDAQ Telecom Stock Price Performance for the Performance Period and will be determined in accordance with Section 1 of Appendix A.

Vesting Schedule:
Subject to Section 4 of Appendix A and the terms of the Plan, if there are any Calculated RSUs (as defined in Appendix A), the Grantee will vest as to fifty percent (50%) of the Calculated RSUs at the close of business on the last day of the Performance Period (the “First Vesting Date”). To the extent that the number of Calculated RSUs is less than the Baseline Number of Restricted Stock Units, the difference between the Baseline Number of Restricted Stock Units and the actual number of Calculated RSUs shall be immediately forfeited.

Subject to Section 4 of Appendix A and the terms of the Plan, the Grantee will vest as to the remaining fifty percent (50%) of the Calculated RSUs, if any, at the close of business on the one year anniversary of the last day of the Performance Period (the “Second Vesting Date”). Each of the First Vesting Date and the Second Vesting Date is hereinafter defined as a “Vesting Date”.

Notwithstanding the foregoing and except as otherwise provided in Appendix A, the Grantee will not vest in the Restricted Stock Units, even if they are Calculated RSUs, unless he or she remains a Service Provider (as defined in the Plan) through the applicable Vesting Date. If Grantee is employed on the First Vesting Date, but ceases to be a Service Provider prior to the date the Calculated RSUs are determined, Grantee shall not forfeit any RSUs until such date as the Calculated RSUs are determined.

Your acceptance online indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in Sections 3 through 5 and Section 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A AND THE PLAN, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

BROCADE COMMUNICATIONS SYSTEMS, INC.	GRANTEE

Signature	Signature

Print Name	Print Name

Title

Electronic Signature will be required on E*Trade

Attachments:    Appendix A
2009 Stock Plan (To be attached when distributed to plan participants)

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
(FY16 PERFORMANCE STOCK UNITS)

Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.
1.    Grant.
(a)    The Company hereby grants to the Grantee under the Plan an award of the Baseline Number of Restricted Stock Units set forth on the Notice of Grant, subject to adjustment for market performance and vesting requirements in accordance with the Notice of Grant and this Appendix A and all of the terms and conditions in this Agreement and the Plan. For each Restricted Stock Unit that vests, the Grantee will be entitled to receive one (1) Share (subject to automatic adjustment for stock splits, combinations and other adjustments contemplated in the Plan).
(b)    The number of Restricted Stock Units in which the Grantee may vest in accordance with the Vesting Schedule will depend upon the Company’s Stock Price Performance as compared to the NASDAQ Telecom Stock Price Performance for the Performance Period and will be determined following the end of the Performance Period as follows:
(i)    Performance Calculation.
(a)    The “Company’s Stock Price Performance” means the percentage increase or decrease in the total return (change in share price plus reinvestment of any dividends) of the Company’s Common Stock for (i) the last sixty (60) market trading days in the Performance Period, over (ii) the sixty (60) market trading day period beginning on the thirtieth (30th) market trading day prior to the first day of the Performance Period and ending on the thirtieth (30th) market trading day following (and including) the first day of the Performance Period.
(b)    The “NASDAQ Telecom Stock Price Performance” means the percentage increase or decrease in the total return (change in share price plus reinvestment of any dividends) of a share of the NASDAQ Telecommunications Index, ticker symbol “IXTC,” (or any successor fund) for (i) the last sixty (60) market trading days in the Performance Period, over (ii) the sixty (60) market trading day period beginning on the thirtieth (30th) market trading day prior to the first day of the Performance Period and ending on the thirtieth (30th) market trading day following (and including) the first day of the Performance Period.
(c)    The Company’s Stock Price Performance will be compared against the NASDAQ Telecom Stock Price Performance (each expressed as a growth rate percentage as of the beginning of the Performance Period) to result in the growth rate difference (the “Growth Rate Delta”) equal to the Company’s Stock Price Performance minus the NASDAQ Telecom Stock Price Performance.
(ii)    RSU Calculation.
(a)    If the Growth Rate Delta is equal to zero percent (0%), the number of Restricted Stock Units that will be eligible to vest (the “Calculated RSUs”) will equal the Baseline Number of Restricted Stock Units; and
(b)    If the Growth Rate Delta is greater or less than zero percent (0%), the Calculated RSUs will be equal to: (i) the Baseline Number of Restricted Stock Units, multiplied by (ii) the sum of (A) 100% and (B) five (5) times the Growth Rate Delta; provided, however, that in no event will more than the Maximum Number of Restricted Stock Units become Calculated RSUs or will the number of Calculated RSUs be less than zero.

(iii)    Examples (for illustration purposes only).
(a)    Example #1: If the Growth Rate Delta was +10%, then 150% (equal to 100% plus (5 times 10%)) of the Baseline Number of Restricted Stock Units would be Calculated RSUs.
(b)    Example #2: If the Growth Rate Delta was -10%, then 50% (equal to 100% plus (5 times -10%)) of the Baseline Number of Restricted Stock Units would be Calculated RSUs.
(c)    When Shares are paid to the Grantee in payment for the Restricted Stock Units, par value ($.001 per share) will be deemed paid by the Grantee for each Restricted Stock Unit by services rendered by the Grantee, and will be subject to the appropriate tax withholdings in accordance with Section 9 below.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date that the Restricted Stock Unit is granted. Unless and until the Restricted Stock Units have vested in the manner set forth in Sections 3 through 5, the Grantee will have no right to payment of such Restricted Stock Units. Prior to actual payment of Shares upon the vesting of any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units shall be made in whole Shares only and any fractional Shares will be forfeited at the time of payment.
3.    Vesting Schedule/Period of Restriction. Except as provided in Sections 4 and 5 and subject to Section 7, the Restricted Stock Units awarded by this Agreement shall vest in accordance with the vesting provisions set forth on the Notice of Grant. Restricted Stock Units shall not vest in accordance with any of the provisions of this Agreement unless the Grantee shall have been continuously employed by the Company or by its Parent or other successor or a Subsidiary from the Grant Date through the dates the Restricted Stock Units are otherwise scheduled to vest.
4.    Modifications to Vesting Schedule.
(a)    Vesting upon Leave of Absence. In the event that the Grantee takes an authorized leave of absence (“LOA”), the Restricted Stock Units awarded by this Agreement that are eligible to be earned shall either: (i) not be affected, or (ii) shall be deferred for a period of time equal to the duration of such LOA, based on the Company’s LOA policy in effect at such time as determined by the Company in its sole discretion.
(b)    Death or Disability of Grantee. In the event that the Grantee’s relationship with the Company or its Parent or other successor or a Subsidiary as a Service Provider is terminated prior to full vesting of the Restricted Stock Units due to his or her death or Disability, the unvested portion of the Restricted Stock Units subject to this Restricted Stock Unit Award shall be forfeited on the date of the Grantee’s death or Disability, unless otherwise determined by the Administrator.
(c)    Change in Control. In the event of a Change in Control, the Performance Period shall be deemed to end upon the closing of the Change in Control for purposes of determining the Company’s Stock Price Performance and the NASDAQ Telecom Stock Price Performance and the number of Restricted Stock Units that are Calculated RSUs otherwise will be determined in accordance with the Performance Matrix and Section 1 of this Appendix A. The Grantee shall vest in the number of Calculated RSUs determined based on the preceding sentence as follows: fifty percent (50%) of the Calculated RSUs will vest immediately prior to and contingent upon the Change in Control (the “New First Vesting Date”) and the remaining fifty percent (50%) of the Calculated RSUs will vest on the one-year anniversary of the closing of the Change in Control (the “New Second Vesting Date,” and each of the New First Vesting Date and the New Second Vesting Date, a “New Vesting Date”), and provided that the Grantee remains a Service Provider through such New Vesting Date or as otherwise set forth in this Agreement, in each case unless vested earlier or as otherwise provided in accordance with the terms of this Award, Section 18 of the Plan, any Change of Control Retention Agreement between Grantee and the Company or any employment or other change in control agreement by and between the Company and the Grantee. In accordance with Section 1 of this Appendix A, the Administrator shall not be entitled to eliminate or reduce the number of Calculated RSUs determined in accordance with Section 1 of Appendix A following a Change in Control.

5.    Administrator Discretion. The Administrator, in its discretion, at any time may accelerate the vesting of the balance, or some lesser portion of the balance, of: (a) the Calculated RSUs; or (b) the Restricted Stock Units held by any Grantee who, for the year in which the acceleration occurs, will not be a “covered employee” as that term is defined in Code Section 162(m), subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. Subject to the provisions of this paragraph 5, if the Administrator, in its discretion, accelerates the vesting of all or a portion of any unvested Restricted Stock Units, the payment of such accelerated Restricted Stock Units shall be made as soon as practicable upon or following the accelerated vesting date, but in no event later than 60 days following the vesting date of such accelerated Restricted Stock Units. The Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.
Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of all or a portion of any unvested Restricted Stock Units is accelerated in connection with the termination of the Grantee’s relationship with the Company as a Service Provider (a “Termination of Service”) other than due to death, and if both (a) the Grantee is a “specified employee” within the meaning of Section 409A at the time of such Termination of Service, and (b) the payment of such accelerated Restricted Stock Units would result in the imposition of additional tax under Section 409A if paid to the Grantee within the six (6) month period following the Grantee’s Termination of Service, then the payment of such accelerated Restricted Stock Units will not be made until the date that is six (6) months and one (1) day following the date of the Grantee’s Termination of Service, unless the Grantee dies following his or her Termination of Service, in which case, the Restricted Stock Units will be paid in Shares to the Grantee’s estate as soon as practicable following his or her death. It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
6.    Payment after Vesting. Any Restricted Stock Units that vest in accordance with this Agreement will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) as soon as practicable following the applicable Vesting Date (or New Vesting Date, as applicable), subject to Sections 9 and 21, but no later than sixty (60) days following the applicable Vesting Date (or New Vesting Date, as applicable).
7.    Forfeiture. Except as set forth in Sections 4 or 5 or applicable Change of Control Retention Agreement between Grantee and the Company (or successor), the balance of the Restricted Stock Units that have not vested pursuant to Sections 3 through 5 at the time of the termination of the Grantee’s relationship with the Company as a Service Provider for any or no reason will be forfeited.
8.    [Reserved]
9.    Withholding of Taxes.
(a)    General. Regardless of any action the Company and/or the Grantee’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state, local and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholdings (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility and that the Company and/or the Employer (i) make no guarantees or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the delivery of Shares, the subsequent sale of any Shares received at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b)    Payment of Tax-Related Items. The Grantee authorizes the Company and/or the Employer, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by automatically withholding a portion of the Shares issued as payment for vested Restricted Stock Units that have an aggregate market value sufficient to pay all Tax-Related Items required to be withheld by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units and issuance of the Shares, unless the Company, in its sole discretion, either requires or otherwise permits the Grantee to make alternate arrangements satisfactory to the Company for such withholdings in advance of, or concurrently with, the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding.
If the obligation of Tax-Related Items is satisfied by reducing the number of Shares delivered as described herein, the Grantee is deemed to have been issued the full number of Shares subject to the award of Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the award.
If the foregoing method of withholding is prohibited or insufficient to satisfy all Tax-Related Items required to be withheld by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units and issuance of the Shares or if the Company, in its discretion, determines not to apply the foregoing method of withholding, then the Grantee hereby authorizes the Company and/or the Employer to satisfy such obligations by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, to the maximum extent permitted by law; or (ii) selling the applicable number of Shares or arranging for the sale of the applicable number of Shares (in either case on the Grantee’s behalf and at the Grantee’s discretion pursuant to this authorization) issued in settlement of vested Restricted Stock Units and retaining the requisite proceeds from such sale.
Finally, the Grantee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Grantee any Shares pursuant to the award if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items, as described in this Section 9.
10.    Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
11.    No Effect on Employment. Subject to any employment contract with the Grantee, the terms of such employment will be determined from time to time by the Company, or the Subsidiary employing the Grantee, as the case may be, and the Company, or the Subsidiary employing the Grantee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Grantee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth on the first page of this Agreement do not constitute an expressed or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Subsidiary employing the Grantee, as the case may be, shall not be deemed a termination of the Grantee’s relationship with the Company or its Subsidiary as a Service Provider for the purposes of this Agreement.
12.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administrator, at 130 Holger Way, San Jose, California, 95134, USA, or at such other address as the Company may hereafter designate in writing, with a copy to the Company, C/O General Counsel, 130 Holger Way, San Jose, California, 95134, USA.

13.    Grant is Not Transferable. Except to the limited extent provided in this Agreement or the Plan, this grant of Restricted Stock Units and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Grantee has been issued Shares in payment of the Restricted Stock Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding the foregoing, Grantee may, in a manner and in accordance with terms specified by the Administrator, transfer these Restricted Stock Units to Grantee’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights.
14.    Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, a Grantee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other U.S. securities laws or other Applicable Laws.
15.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.    Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal or non-U.S. law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal or non-U.S. governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Vesting Date of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience. The Company shall use its commercially reasonable efforts to satisfy the preceding conditions, as determined by the Administrator.
17.    Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
18.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
19.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21.    Modifications to the Agreement. This Agreement, including Appendix A, together with the Plan, constitutes the entire understanding of the parties on the subjects covered, subject to any applicable pre-existing agreement or agreement entered into after the date hereof relating to full or partial acceleration of vesting in the event of a change of control of the Company (or similar event). The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein or expressly contemplated above. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this award of Restricted Stock Units. However, in no event will the Company be required to reimburse the Grantee (or his or her estate) for any taxes or other costs under Section 409A or for any other Tax-Related Item.
22.    Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Unit Award, the Grantee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, except as otherwise provided in the Plan and/or the Agreement.
23.    Labor Law and Nature of Grant. In accepting the award of Restricted Stock Units, the Grantee acknowledges that:
(a)    the Plan is established voluntarily by the Company;
(b)    the award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;
(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)    the Grantee’s participation in the Plan is voluntary;
(e)    the award is an extraordinary item that is outside the scope of the Grantee’s employment or service contract, if any;
(f)    the award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    in the event that the Grantee is not an employee of the Company, the award will not be interpreted to form an employment or service contract or relationship with the Company; and, furthermore, the award will not be interpreted to form an employment or service contract or relationship with the Employer or any Parent or other successor or a Subsidiary of the Company;
(h)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(i)    the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the acquisition or sale of Shares; and
(j)    the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

24.    Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice of Grant and this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Grantee understands that Data will be transferred to E*Trade or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands the recipients of Data may be located in the Grantee’s country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company, E*Trade and any other potential recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.
25.    Notice of Governing Law. This award of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the award of Restricted Stock Units, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted on in the courts of Santa Clara County, California or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
26.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means, or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.